Exhibit 99.1

PEABODY ENERGY News Release

CONTACT:
Vic Svec
(314) 342-7768

FOR IMMEDIATE RELEASE
April 19, 2007

PEABODY ENERGY ANNOUNCES STRATEGIC REVIEW
OF COAL OPERATIONS IN WEST VIRGINIA AND KENTUCKY

ST. LOUIS, April 19 – Peabody Energy (NYSE: BTU) today announced it is evaluating strategic alternatives regarding its operations in West Virginia and Kentucky. The review is expected to result in a spinoff or other transaction involving these assets to enhance long-term shareholder value.

The assets will be positioned to be one of the leading Eastern U.S. coal producers. The operations reflect a diverse portfolio of high-Btu coal products in Central Appalachia including a leading metallurgical coal position serving U.S. and global steel producers, and a productive Northern Appalachia coal presence serving America’s highest concentration of generating customers. The entities are expected to control more than 1.5 billion tons of proven and probable coal reserves.

After a comprehensive review of Peabody’s global portfolio, management believes that mining in Appalachia reflects geologic and business conditions that are sufficiently different from Peabody’s other operations, that the assets will benefit from their own management with a specific business focus.

“Peabody believes it can unlock significant long-term shareholder value from the separation of these entities,” said Peabody President and Chief Executive Officer Gregory H. Boyce. “We continue to sculpt Peabody’s asset base for maximum growth as the best – and only pure-play – global coal investment. As the world’s largest coal company, we have the number-one production and reserve positions in the Powder River Basin, Illinois Basin and Colorado. We are the fastest-growing coal company in Australia, and we are increasing our international presence in the highest-demand markets.”

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PEABODY ENERGY ANNOUNCES STRATEGIC REVIEW – PAGE 2

“We believe that an alternative structure for some of our Eastern U.S. businesses could benefit employees and shareholders alike by creating a distinct regional business focus, operational base, and financial profile,” said Peabody Chief Financial Officer and Executive Vice President of Corporate Development Richard A. Navarre. “These Eastern subsidiaries feature significant assets and best practices gleaned from a heritage with the world’s largest coal company. On a stand-alone basis, the new company would be well positioned to pursue a strategy of consolidation in the specialized and highly fragmented Eastern U.S. coalfields, capitalizing on synergies with more than 20 coal companies in markets that are expected to experience favorable supply and demand fundamentals.”

Peabody has retained Morgan Stanley to assist in the review of alternatives. Any proposed transaction would be subject to approval by Peabody’s board of directors. The timetable and management structure is expected to be finalized in coming months.

Peabody Energy is the world’s largest private-sector coal company, with 2006 sales of 248 million tons of coal and $5.3 billion in revenues. Its coal products fuel approximately 10 percent of all U.S. electricity generation and more than 2 percent of worldwide electricity.

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Use of the words “Peabody,” “the company” and “our” relate to Peabody, our subsidiaries and our majority-owned affiliates.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: the outcome of our evaluation of strategic alternatives for our West Virginia and Kentucky subsidiaries; the outcome of commercial negotiations involving sales contracts or other transactions; customer performance and credit risk; supplier performance, and the availability and cost of key equipment and commodities; availability and costs of transportation; geologic, equipment and operational risks associated with mining; our ability to replace coal reserves; labor availability and relations; the effects of mergers, acquisitions and divestitures; legislative and regulatory developments; the outcome of pending or future litigation; coal and power market conditions; weather patterns affecting energy demand; availability and costs of competing energy resources; worldwide economic and political conditions; global currency exchange and interest rate fluctuation; wars and acts of terrorism or sabotage; political risks, including expropriation; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission.